Dated as of November 24, 2015

CANADIAN PACIFIC RAILWAY LIMITED
as Guarantor and
CANADIAN PACIFIC RAILWAY COMPANY
as Issuer

and

THE BANK OF NEW YORK MELLON
as Trustee

EIGHTH SUPPLEMENTAL INDENTURE

to the TRUST INDENTURE
Dated as of May 8, 2007

TABLE OF CONTENTS

Page

1.	INTERPRETATIONS AND AMENDMENTS 2

1.1	Eighth Supplemental Indenture 2

1.2	Definitions in Eighth Supplemental Indenture 2

1.3	Interpretation not Affected by Headings 2

2.	GUARANTEE 2

2.1	Agreement to Guarantee 2

2.2	Additional Amounts 3

2.3	Execution and Delivery 4

2.4	Release of Guarantee 4

3.	GENERAL 4

3.1	Effectiveness 4

3.2	Effect of Recitals 4

3.3	Ratification of Original Indenture 4

3.4	Limitation on Liability 4

3.5	Jurisdiction 4

3.6	Governing Law 5

3.7	Severability 5

3.8	Acceptance of Trust 5

3.9	Counterparts and Formal Date 5

Doc#: US1:10192626v4

THIS EIGHTH SUPPLEMENTAL INDENTURE (this “Eighth Supplemental Indenture”) dated as of November 24, 2015 between CANADIAN PACIFIC RAILWAY LIMITED, a corporation incorporated under the Canada Business Corporations Act and having its head office in the City of Calgary, in the Province of Alberta (the “Guarantor”), CANADIAN PACIFIC RAILWAY COMPANY, a corporation incorporated under the Canada Business Corporations Act and having its head office in the City of Calgary, in the Province of Alberta (the “Issuer”), and THE BANK OF NEW YORK MELLON, a banking corporation duly organized and existing under the laws of the State of New York, having an office in the City of New York, in the State of New York (the “Trustee”).

RECITALS OF THE ISSUER AND THE GUARANTOR

WHEREAS, the Issuer and the Trustee entered into an Indenture, dated as of May 8, 2007 (as supplemented, the “Original Indenture”). Section 8.01(2) of the Original Indenture provides that the Issuer and the Trustee may, without the consent of any Holder, enter into a supplemental indenture to add to the covenants of the Issuer for the benefit of the Holders of all or any series of the Securities.

WHEREAS, the Issuer and the Trustee have heretofore executed seven supplemental indentures to the Original Indenture, providing for the establishment of the following series of Securities: (i) the 5.950% Notes due 2037, initially limited to the aggregate principal amount of U.S.$450,000,000, (ii) the 6.500% Notes due 2018, initially limited to the aggregate principal amount of U.S.$300,000,000, (iii) the 7.250% Notes due 2019, initially limited to the aggregate principal amount of U.S.$350,000,000, (iv) the 4.450% Notes due 2023, initially limited to the aggregate principal amount of U.S.$350,000,000, (v) the 4.500% Notes due 2022, initially limited to the aggregate principal amount of U.S.$250,000,000, (vi) the 5.750% Notes due 2042, initially limited to the aggregate principal amount of U.S.$250,000,000, (vii) the 2.900% Notes due 2025, initially limited to the aggregate principal amount of U.S.$700,000,000, (viii) the 3.700% Notes due 2026, initially limited to the aggregate principal amount of U.S.$250,000,000, and (ix) the 4.800% Notes due 2045, initially limited to the aggregate principal amount of U.S.$550,000,000 (collectively, the “Notes”).

WHEREAS, the foregoing series of Notes constitute all of the issued and outstanding series of Securities issued pursuant to the Original Indenture as of the date hereof.

WHEREAS, the Guarantor desires to fully and unconditionally guarantee the Notes (the “Guarantee”), and to provide therefor, the Guarantor has duly authorized the execution and delivery of this Eighth Supplemental Indenture.

WHEREAS, the Issuer has requested that the Trustee execute and deliver this Eighth Supplemental Indenture. The Issuer has delivered to the Trustee an Opinion of Counsel and an Officers’ Certificate pursuant to Sections 1.02 and 8.03 of the Original Indenture to the effect, among other things, that all conditions precedent provided for in the Indenture to the Trustee’s execution and delivery of this Eighth Supplemental Indenture have been complied with. All acts and things necessary have been done and performed to make this Eighth Supplemental Indenture enforceable in accordance with its terms, and the execution and delivery of this Eighth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS EIGHTH SUPPLEMENTAL INDENTURE
WITNESSETH: it is mutually covenanted and agreed, for the equal and proportionate benefit of all holders of the Notes, as follows:

1.	INTERPRETATIONS AND AMENDMENTS

1.1	Eighth Supplemental Indenture

As used herein “Eighth Supplemental Indenture”, “hereto”, “herein”, “hereof”, “hereby”, “hereunder” and similar expressions refer to this Eighth Supplemental Indenture and not to any particular Article, Section or other portion hereof and include any and every instrument supplemental or ancillary hereto or in implementation hereof.

1.2	Definitions in Eighth Supplemental Indenture

All terms contained in this Eighth Supplemental Indenture which are defined in the Original Indenture and not defined herein shall, for all purposes hereof, have the meanings given to such terms in the Original Indenture, unless the context otherwise specifies or requires.

1.3	Interpretation not Affected by Headings

The division of this Eighth Supplemental Indenture into Articles and Sections, the provision of the table of contents hereto and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Eighth Supplemental Indenture.

2.	GUARANTEE

2.1	Agreement to Guarantee

The Guarantor hereby fully and unconditionally guarantees to each Holder of Notes, the due and punctual payment of the principal of, premium, if any, and interest on the Notes, the due and punctual payment of any sinking fund or analogous payments that may be payable with respect to such Notes and the due and punctual payment of any Additional Amounts that may be payable with respect to such Notes, when and as the same shall become due and payable, whether on the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms hereof and of the Original Indenture, as supplemented by the supplemental indentures heretofore executed by the Issuer and the Trustee. In case of the failure of the Issuer punctually to make any such payment of principal, premium, if any, or interest, or any such sinking fund or analogous payment that may be payable with respect to the Notes or any Additional Amounts that may be payable with respect to the Notes, the Guarantor hereby agrees to cause any such payment to be made punctually when and as the same shall become due and payable, whether on the Stated Maturity or by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Issuer.

The Guarantor hereby agrees that its obligations hereunder shall be as if it were principal debtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of the Notes, the

Original Indenture or this Eighth Supplemental Indenture, any failure to enforce the provisions of the Notes, the Original Indenture or this Eighth Supplemental Indenture, or any waiver, modification or indulgence granted to the Issuer with respect thereto or hereto, by the Holder of the Notes or the Trustee or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of the Notes, or increase the interest rate thereon, or increase any premium payable upon redemption thereof, or alter the Stated Maturity thereof. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of merger or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest or notice with respect to the Notes or the indebtedness evidenced thereby, or with respect to any sinking fund or analogous payment that may be payable with respect to the Notes or with respect to any Additional Amounts that may be payable with respect to the Notes and all demands whatsoever, and covenants that its obligations under this Section
2.1 will not be discharged except by payment in full of the principal of, premium, if any, and interest on and any Additional Amounts that may be payable with respect to the Notes.

The Guarantor shall be subrogated to all rights of each Holder of the Notes, the Trustee and any Paying Agent against the Issuer in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Section 2.1; provided, however, that the Guarantor shall not be entitled to enforce or to receive any payments arising out of or based upon such right of subrogation until the principal of, premium, if any, and interest on all Notes of the same series issued under the Original Indenture, as supplemented by the supplemental indentures heretofore executed by the Issuer and the Trustee, and any sinking fund or analogous payments and Additional Amounts with respect to such Notes shall have been paid in full.

Any term or provision of the Original Indenture, as supplemented by the supplemental indentures heretofore executed by the Issuer and the Trustee, and this Eighth Supplemental Indenture to the contrary notwithstanding, the maximum aggregate amount of the Notes guaranteed hereunder by the Guarantor shall not exceed the maximum amount that can be hereby guaranteed by the Guarantor without rendering the Guarantee, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance, fraudulent transfer, corporate benefit, financial assistance or similar laws affecting the rights of creditors generally.

By executing this Eighth Supplemental Indenture, the Guarantor acknowledges and agrees that the obligations to compensate, reimburse, and indemnify the Trustee under the Original Indenture, including, without limitation, Section 6.03 of the Original Indenture, shall apply to the Guarantor and that the Guarantor and the Issuer, jointly and severally, are obligated to compensate, reimburse, and indemnify the Trustee in accordance with the terms of the Original Indenture, including, without limitation, Section 6.03 of the Original Indenture.

2.2	Additional Amounts

The obligations of the Issuer pursuant to Section 9.07 of the Original Indenture shall apply, mutatis mutandis, to the Guarantor.

2.3	Execution and Delivery

To evidence its Guarantee set forth in Section 2.1 hereof, the Guarantor hereby agrees that this Eighth Supplemental Indenture shall be executed on behalf of the Guarantor by one or more authorized officers or persons holding an equivalent title.

The Guarantor hereby agrees that its Guarantee set forth in Section 2.1 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

2.4	Release of Guarantee

The Guarantor will be released and relieved of its obligations under the Guarantee in respect of any series of the Notes, and such Guarantee will be terminated, upon receipt by the Trustee of a Corporation Order (without the consent of the Trustee) requesting such release, upon (i) satisfaction and discharge of the Original Indenture or (ii) defeasance or covenant defeasance with respect to any series of the Notes , in each case, under the terms of the Original Indenture. At the request of the Issuer, the Trustee shall execute and deliver an appropriate instrument evidencing such release.

3.	GENERAL

3.1    Effectiveness This Eighth Supplemental Indenture will become effective upon its execution and delivery.

3.2	Effect of Recitals

The recitals contained herein, shall be taken as the statements of the Issuer and the Guarantor, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Eighth Supplemental Indenture except that the Trustee represents that it is duly authorized to execute and deliver this Eighth Supplemental Indenture and to perform its obligations under the Original Indenture and hereunder and that the statements made by it or to be made by it in a Statement of Eligibility and Qualification on Form T-1 supplied to the Issuer are true and accurate as of the date thereof.

3.3	Ratification of Original Indenture

The Original Indenture as supplemented by this Eighth Supplemental Indenture is in all respects ratified and confirmed, and this Eighth Supplemental Indenture shall be deemed part of the Original Indenture in the manner and to the extent herein and therein provided.

3.4	Limitation on Liability

The Trustee shall act at the direction of the requisite Holders without liability.

3.5	Jurisdiction

Each of the parties hereto hereby irrevocably consents to the jurisdiction of the courts of the State of New York and of any Federal Court located in the Borough of Manhattan in the State of New York in connection with any action, suit or other proceeding arising out of or relating to this Eighth Supplemental Indenture or any action taken or omitted hereunder, and waives any claim of forum non conveniens and any objections as to laying of venue.

3.6    Governing Law This Eighth Supplemental Indenture (including the Guarantee provided herein), and the Original Indenture as supplemented hereby shall be governed by and construed in accordance with the laws of the State of New York.

3.7	Severability

In case any provision in this Eighth Supplemental Indenture (including the Guarantee provided herein) or in the Original Indenture as supplemented hereby shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

3.8	Acceptance of Trust

The Trustee hereby accepts the trusts in this Eighth Supplemental Indenture declared and provided for and agrees to perform the same upon the terms and conditions herein before set forth in trust for the various Persons who shall from time to time be Holders subject to all the terms and conditions herein set forth.

3.9	Counterparts and Formal Date

This Eighth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument and notwithstanding their date of execution shall be deemed to bear the date first above written.

IN WITNESS    WHEREOF the parties hereto    have executed this Eighth Supplemental Indenture on the date first above written.

CANADIAN PACIFIC RAILWAY LIMITED,
As Guarantor

By: /s/ Mark Erceg
Name: Mark Erceg
Title: Executive Vice President and
     Chief Financial Officer

By: /s/ Darren J. Yaworsky
Name: Darren J. Yaworsky
Title: Vice-President and Treasurer

CANADIAN PACIFIC RAILWAY COMPANY,
As Issuer

By: /s/ Mark Erceg
Name: Mark Erceg
Title: Executive Vice President and
     Chief Financial Officer

By: /s/ Darren J. Yaworsky
Name: Darren J. Yaworsky
Title: Vice-President and Treasurer

[Signature Page for the Eighth Supplemental Indenture J
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THE BANK OF NEW YORK MELLON,
as Trustee

By: /s/ Teresa Wyszomierski
Name: Teresa Wyszomierski
Title: Vice President

[Signature Page for the Eighth Supplemental Indenture]